Exhibit 23-4

                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 3 to Registration Statement on Form S-4 of HEALTHSOUTH Corporation of our report dated March 3, 1995, relating to the consolidated financial statements of Rehab Systems Company, which appears in the Current Report on Form 8-K/A, Amendments No. 1, 2, 3 and 4, of HEALTHSOUTH Corporation dated March 8, 1995, April 21, 1995, May 10, 1995, and May 12, 1995, respectively. We also consent to the reference to us under the heading "Experts" in said Prospectus.



PRICE WATERHOUSE LLP
Philadelphia, PA
May 12, 1995

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